Exhibit 10.1

THIRD AMENDMENT TO LETTER AGREEMENT

THIS THIRD AMENDMENT TO LETTER AGREEMENT (the “Amendment”) is entered into effective the 1st day of March, 2006, by Novoste Corporation, a Florida corporation (hereinafter referred to as the “Company”) and Daniel G. Hall (hereinafter referred to as the “Executive”). The Company and Executive are hereinafter referred to collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties have entered into a Letter Agreement dated November 11, 2005, pursuant to which the date of Executive’s termination of employment with the Company was established as December 31, 2005 and pursuant to which the Executive is entitled to receive certain payments upon the termination of his employment; and

WHEREAS, the Company amended the Letter Agreement effective January 1, 2006, to extend the Executive’s employment termination date to January 31, 2006, and further amended the Letter Agreement effective February 1, 2006 to extend the Executive’s employment termination date to February 28, 2006, and

WHEREAS, the Company desires to further extend Executive’s employment beyond February 28, 2006.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Employment: The terms of paragraph 1 of the Letter Agreement shall be altered and amended so that the Executive shall continue to be employed by the Company, with all accompanying benefits of employment, including health insurance benefits, vacation and allowable personal time accrual for 2006, reimbursement of business expenses and salary at his base salary rate as of the date of the Letter Agreement, through March 31, 2006. Nothing in this letter shall exclude the Executive from pursuing other employment search activities, as long as such activity does not substantially interfere with his performance of his duties as Vice President, Secretary and General Counsel.

2. Certain Payments: Paragraph 2 of the letter Agreement, as amended, shall be further amended by adding the following paragraph:

(v)	a fifth payment (the “Fifth Payment”) in the amount of $16,250, less applicable deductions, including, without limitation, federal and state withholding, to be paid on March 31, 2006, provided, however, that the Executive shall not receive the Fifth Payment if the Executive voluntarily terminates employment with the Company prior to March 31, 2006.

3. All other and further terms and provisions of the Letter Agreement shall remain in full force and effect as entered into by the Parties on November 11, 2005.

IN WITNESS WHEREOF, the Parties have executed this Third Amendment to the Letter Agreement as of the date indicated by their respective names.

Date:

March 9, 2006	/s/ Daniel G. Hall
DANIEL G. HALL

NOVOSTE CORPORATION

Date:

March 9, 2006	By:	/s/ Alfred J. Novak
	Name:	ALFRED J. NOVAK
	Title:	PRESIDENT AND CHIEF EXECUTIVE OFFICER